Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made this 31st day of March, 2016, is entered into by Catabasis Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at One Kendall Square, Suite B14202, Cambridge, MA 02139 (the “Company”), and Ian C. Sanderson, who resides at 127 Lincoln Road, Lincoln, MA 01773 (the “Consultant”).

INTRODUCTION

The Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company.  In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.              Services.  The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company.  The Consultant agrees to devote up to 12 hours per month to the performance of such services.

2.              Term.  This Agreement shall commence upon the effectiveness of the resignation by the Consultant from his employment with the Company and shall continue until May 30, 2016 (such period being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 5.

3.              Compensation: The Company shall pay to the Consultant fees of $400 per hour payable within 30 days of receipt of invoice from Consultant. Hourly consulting services will be requested by the Company in advance and scheduled at mutually agreed upon times.

4.              Reimbursement of Expenses.  The Company shall reimburse the Consultant for all reasonable and necessary expenses incurred or paid by the Consultant in connection with, or related to, the performance of his services under this Agreement.  The Consultant shall submit to the Company itemized monthly statement, in a form satisfactory to the Company, of such expenses incurred in the previous month.  The Company shall pay to the Consultant amounts shown on each such statement within 30 days after receipt thereof.

5.              Benefits.  The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company.

6.              Termination.         The Company or the Consultant may, without prejudice to any right or remedy the Company may have due to any failure of the Consultant to perform his obligations under this Agreement, terminate the Consultation Period upon 30 days’ prior written notice to the other party.  In the event of such termination, the Consultant shall be entitled to payment for services performed and expenses paid or incurred prior to the effective date of termination, subject to the limitation on reimbursement of expenses set forth in Section 4.  Notwithstanding the foregoing, the Company may terminate the Consultation Period, effective immediately upon receipt of written notice, if Consultant breaches or threatens to breach this Agreement or the agreements referenced in Section 8.

7.              Cooperation.  The Consultant shall use his best efforts in the performance of his obligations under this Agreement.  The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform his obligations hereunder.  The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety or person and property.

8.              Invention, Non-Disclosure, Non-Competition and Non-Solicitation Obligations.  The Consultant acknowledges and reaffirms his obligations set forth in the Invention and Non-Disclosure Agreement (the “Inventions Agreement”) and Non-Competition and Non-Solicitation Agreement previously executed for the benefit of the Company, which obligations shall remain in full force and effect during the Consultation Period as if the Consultant were an employee of the Company under such agreements, except as provided below.

Notwithstanding the foregoing, the Company hereby agrees that the Inventions Agreement shall only cover Developments (as defined therein) created, made, conceived or reduced to practice by the Consultant through April 8, 2016, and shall not cover any Developments created, made, conceived or reduced to practice by the Consultant during the Consultation Period.  The Company further acknowledges that the Consultant will be entering into a similar Invention and Non-Disclosure Agreement with his new employer that will cover any developments created, made, conceived or reduced to practice by the Consultant during the Consultation Period.  In addition, the Company hereby acknowledges and agrees that the 18 month Non-Competition and Non-Solicitation period referred to in the Non-Competition and Non-Solicitation Agreement by and between the Consultant and the Company shall commence on April 8, 2016.

9.              Independent Contractor Status.  The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

10.       Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 10.

11.       Entire Agreement.  This Agreement constitutes the entire agreement between the parties and superseded all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

12.       Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

13.       Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

14.       Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

15.       Miscellaneous.

a.              No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

b.              The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

c.               In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CATABASIS PHARMACEUTICALS, INC.

By:	/s/ Jill C. Milne
Name:	Jill C. Milne
Title:	Chief Executive Officer

CONSULTANT:

/s/ Ian C. Sanderson
Ian C. Sanderson